AMENDED and RESTATED

SUB–ADVISORY AGREEMENT
between
FIL INVESTMENT ADVISORS
and
FIDELITY MANAGEMENT & RESEARCH COMPANY LLC
and
FIDELITY INVESTMENT TRUST ON BEHALF OF FIDELITY DIVERSIFIED INTERNATIONAL FUND

AGREEMENT AMENDED and RESTATED as of this 1st day of March, 2024, by and between Fidelity Management & Research Company LLC, a Delaware limited liability company with principal offices at 245 Summer Street, Boston, Massachusetts (hereinafter called the “Advisor”); FIL Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, 42 Crow Lane, Pembroke HM19, Bermuda (hereinafter called the “Sub–Advisor”); and Fidelity Investment Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Trust”) on behalf of Fidelity Diversified International Fund (hereinafter called the “Portfolio”).

WHEREAS the Trust and the Advisor have entered into a Management Contract on behalf of the Portfolio, pursuant to which the Advisor is to act as investment manager of the Portfolio; and

WHEREAS the Sub–Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, securities and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Trust, the Advisor and the Sub–Advisor agree as follows:

1.Duties: The Advisor may, in its discretion, appoint the Sub–Advisor to perform one or more of the following services with respect to all or a portion of the investments of the Portfolio. The services and the portion of the investments of the Portfolio to be advised or managed by the Sub–Advisor shall be as agreed upon from time to time by the Advisor and the Sub–Advisor. The Sub–Advisor shall pay the salaries and fees of all personnel of the Sub–Advisor performing services for the Portfolio relating to research, statistical and investment activities.

(a) Investment Advice: If and to the extent requested by the Advisor, the Sub–Advisor shall provide investment advice to the Portfolio and the Advisor with respect to all or a portion of the investments of the Portfolio, and in connection with such advice shall furnish the Portfolio and the Advisor such factual information, research reports and investment recommendations as the Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b)

Investment Management: If and to the extent requested by the Advisor, the Sub–Advisor shall, subject to the supervision of the Advisor, manage all or a portion of the investments of the Portfolio in accordance with the investment objective, policies and limitations provided in the Portfolio’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, and such other limitations as the Trust or Advisor may impose with respect to the Portfolio by notice to the Sub–Advisor. With respect to the portion of the investments of the Portfolio under its management, the Sub–Advisor is authorized to make investment decisions on behalf of the Portfolio with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker–dealers as the Sub–Advisor may select. The Sub–Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Advisor, to provide additional investment management services to the Portfolio, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money, or lending securities on behalf of the Portfolio. All investment management and any other activities of the Sub–Advisor shall at all times be subject to the control and direction of the Advisor and the Trust’s Board of Trustees.

(c)

Subsidiaries and Affiliates: The Sub–Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub–Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Trust to the extent required pursuant to the 1940 Act and rules thereunder.

2.Information to be Provided to the Trust and the Advisor: The Sub–Advisor shall furnish such reports, evaluations, information or analyses to the Trust and the Advisor as the Trust’s Board of Trustees or the Advisor may reasonably request from time to time, or as the Sub–Advisor may deem to be desirable.

3.Brokerage: In connection with the services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub–Advisor shall place all orders for the purchase and sale of portfolio securities for the Portfolio’s account with brokers or dealers selected by the Sub–Advisor, which may include brokers or dealers affiliated with the Advisor or Sub–Advisor. The Sub–Advisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or to the other accounts over which the Sub–Advisor or Advisor exercise investment discretion. The Sub–Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub–Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub–Advisor has with respect to accounts over which it exercises investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.

4. Compensation: The Sub-Advisor shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

5.Expenses: It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by the Sub–Advisor hereunder or by the Advisor under the Management Contract with the Portfolio, which expenses payable by the Portfolio shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust’s Trustees other than those who are “interested persons” of the Trust, the Sub–Advisor or the Advisor; (iv) legal and audit expenses; (v) custodian and registrar fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Portfolio’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio’s shareholders, including proxy solicitations therefor; (ix) a pro rata share, based on relative net assets of the Portfolio and other registered investment companies having Advisory and Service or Management Contracts with the Advisor, of 50% of insurance premiums for fidelity and other coverage; (x) its proportionate share of association membership dues; and (xi) such non–recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and the legal obligation which the Portfolio may have to indemnify the Trust’s Trustees and officers with respect thereto.

6. Interested Persons: It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Advisor or the Sub–Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor or the Sub–Advisor are or may be or become similarly interested in the Trust, and that the Advisor or the Sub–Advisor may be or become interested in the Trust as a shareholder or otherwise.

7. Services to Other Companies or Accounts: The services of the Sub–Advisor to the Advisor are not to be deemed to be exclusive, the Sub–Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub–Advisor’s ability to meet all of its obligations hereunder. The Sub–Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor or the Trust.

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor and the Trust. Nothing in this Agreement makes the Sub-Advisor an agent of the Advisor or the Trust and the Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1(b) herein, of the Advisor and the Trust, or otherwise to bind the Advisor's and the Trust's assets under management.

The Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor or the Trust. The Sub-Advisor has no power or authority to act for, represent, or bind the Advisor or the Trust or any company affiliated with either of them.

8.Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub–Advisor, the Sub–Advisor shall not be subject to liability to the Advisor, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

9.

Duration and Termination of Agreement; Amendments:

(a)

Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force until May 31, 2024 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b)

This Agreement may be modified by mutual consent of the Advisor, the Sub–Advisor and the Portfolio subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c)

In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either the Advisor, the Sub–Advisor or the Portfolio may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or with respect to the Portfolio by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

10.

Limitation of Liability: The Sub–Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Portfolio arising in connection with this Agreement shall be limited in all cases to the Portfolio and its assets, and the Sub–Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Portfolio. Nor shall the Sub–Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee.

11.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIL INVESTMENT ADVISORS

BY:     /s/ Deborah Speight

             Deborah Speight

 Director

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

BY:      /s/ Christopher J. Rimmer

            Christopher J. Rimmer

            Treasurer

FIDELITY INVESTMENT TRUST on behalf of

Fidelity Diversified International Fund

BY:     /s/ Stacie M. Smith

 Stacie M. Smith

 President and Treasurer

Schedule A

Pursuant to Section 4 of the Sub-Advisory Agreement (the “Agreement”) among Fidelity Investment Trust (“Trust”), on behalf of Fidelity Diversified International Fund (the “Fund”), Fidelity Management & Research Company LLC (the “Advisor”) and FIL Investment Advisors (the “Sub-Advisor”), the Sub-Advisor shall be compensated for the services it performs on behalf of the Fund as follows:

1. Fees Payable by Advisor. “Portfolio Assets” shall mean the portion of the net assets of the Fund managed by the Sub-Advisor. The Advisor will pay the Sub-Advisor a monthly fee computed at an annual rate of 0.44% (44 basis points), based on the average daily Portfolio Assets (computed in the manner set forth in the Trust’s Declaration of Trust) determined as of the close of business on each business day throughout the month.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month.

The Sub-Advisor agrees to look exclusively to the Advisor, and not to any assets of the Trust or the Fund, for the payment of the Sub-Advisor’s fees arising under this Paragraph 1.